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                                                                   EXHIBIT 10.57

                                        TRW AUTOMOTIVE
March 31, 2004                          12025 TECH CENTER DRIVE
                                        LIVONIA, MICHIGAN USA 48150

Francois J. Castaing, President                                [TRW LOGO]
[REDACTED]
[REDACTED]
[REDACTED]

                        STRICTLY PRIVATE AND CONFIDENTIAL

Dear Francois:

We are pleased to extend an offer you for appointment as a member of the TRW Automotive Board of Directors.

Your term would begin following approval of your nomination by the full Board. About a week prior to this meeting you will receive a board package with an agenda for the meeting. For regular meetings, we are currently on a schedule of four board meetings per year.

                                  Compensation

Our compensation arrangements for independent directors will be as follows:

Annual Cash Retainer: Directors will be paid an annual cash retainer of $35,000 per year.

Meeting Fees:  Directors will be paid a fee of $1,250 per meeting attended.

Committee Member Retainers: As a member of the Audit Committee, you will receive an annual committee retainer of $3,000.

Committee Fees: Committee members will receive an additional $1,250 per meeting attended.

Expenses: The Company will reimburse you for reasonable out-of-pocket expenses for attendance at Board meetings pursuant to the Company's Travel Policy.

Restricted Stock Units: We expect that the Company's Compensation Committee will authorize a grant of 2,200 restricted stock units that will add a significant equity-based component to your compensation.

                        Directors and Officers Insurance

The Company has a Directors and Officers insurance policy in place. A copy of the binder for this policy is enclosed.

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Mr. Francois Castaing
Page 2 of 2

                       Confidential Information Agreement.

Because of the sensitivity of the information to which you have access, we ask that you execute a Confidential Information Agreement similar to that executed by all Company employees at the time of their employment.

If you are in agreement with the foregoing terms, we would plan to place your name in nomination as soon as possible (within the next two weeks). The next Audit Committee meeting will be on May 7, 2004 by telephone. We will also need you to complete a typical Directors' Independence Questionnaire for our public securities filings.

Francois, we think your years of experience in the automotive industry will enable you to make a strong contribution to the Board and to the future prosperity of TRW Automotive. Feel free to contact me at [REDACTED] if you should have any questions or concerns regarding the opportunity.

Sincerely,

/s/ John C. Plant
John C. Plant
President & Chief Executive Officer

cc:  Mr. Neil Simpkins

I HEREBY AGREE TO THE FOREGOING:

       /s/ Francois J. Castaing                                 April 2, 2004
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              Francois J. Castaing                                      Date